Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-23853, 333-57602, 333-108489, 333-135156, 333-149954 and 333-158374) of our reports dated August 14, 2009, relating to the consolidated financial statements of Patriot Scientific Corporation and subsidiaries and the effectiveness of Patriot Scientific Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Patriot Scientific Corporation for the year ended May 31, 2009.

/s/ KMJ Corbin & Company LLP
Costa Mesa, California
August 14, 2009